EXHIBIT 10.9

Amendment No. 8 to
Third Amended and Restated Loan and Security Agreement
and Joinder

This Amendment No. 8 to Third Amended and Restated Loan and Security Agreement and Joinder (“Amendment”) is dated as of September 16, 2024, and is entered into by and among America’s Car-Mart, Inc., a Texas corporation (“Parent”), Colonial Auto Finance, Inc., an Arkansas corporation (“Colonial”), America’s Car Mart, Inc., an Arkansas corporation (“ACM”), Texas Car-Mart, Inc., a Texas corporation (“TCM”) (each of Colonial, ACM and TCM, a “Borrower”, and collectively, “Borrowers”), the financial institutions party to the Loan Agreement (as hereinafter defined) as lenders (collectively, “Lenders”), BMO Bank N.A., as agent for the Lenders (in such capacity, “Agent”), lead arranger and book manager for the Lenders. All capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Loan Agreement (as hereinafter defined).

Witnesseth

Whereas, Parent, Borrowers, Lenders and Agent have entered into that certain Third Amended and Restated Loan and Security Agreement dated as of September 30, 2019 (as amended, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Loan Agreement”; the Loan Agreement, as amended by this Amendment, the “Amended Loan Agreement”); and

Whereas, Parent, Borrowers, the Required Lenders and Agent have agreed to amend the Loan Agreement subject to the terms and conditions stated herein; and

Whereas, Parent, Borrowers, the Required Lenders and Agent have agreed to add Colonial Underwriting, Inc., an Arkansas corporation, as a Guarantor and an Obligor (the “New Obligor”); and

Now, Therefore, in consideration of the premises herein contained and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Required Lenders, Agent, Parent and Borrowers hereby agree as follows:

Section 1.	Amendments to the Loan Agreement.

1.1.       The following defined terms appearing in Section 1.1 of the Loan Agreement shall be amended and restated to read in their entirety as follows:

“Disregarded Subsidiaries” means ACM Insurance and AFI.

“Distribution” means any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind and for the purpose of calculating Fixed Charges, net of proceeds from exercise of stock options); distribution, advance or repayment of Debt to a holder of Equity Interests; or purchase, redemption, or other acquisition or retirement for value of any Equity Interest (other than the non-cash surrender of Equity Interests to pay the exercise price or tax withholding in connection with equity based awards issued under the Obligors’ equity incentive plans).

“EBITDA” means, for any measurement period and determined on a consolidated basis for Parent and its Subsidiaries (including the Special Purpose Subsidiaries), the net income during such measurement period determined in accordance with GAAP, plus (i) the sum of interest expense, depreciation, amortization, income taxes, and other non-cash expenses reasonably acceptable to Agent during such period, plus (ii) an amount equal to the difference between expenses during such measurement period related to provisions or other reserves taken by Colonial for Vehicle Contracts that are or should be Colonial Net Charge-Offs, plus (iii) charges related to the closure of any locations of a Dealer during such measurement period so long as the amount of such charges since the Eighth Amendment Effective Date does not exceed $2,000,000 in the aggregate, plus (iv) fees and expenses of the Financial Advisor during such measurement period, plus (v) non-recurring fees and expenses incurred after the Eighth Amendment Effective Date through October 31, 2024 to the extent such fees and expenses have been approved by the Agent in its reasonable discretion, minus (vi) the actual amount of Colonial Net-Charge Offs during such measurement period. For purposes hereof, EBITDA shall be reduced by (a) an amount by which the loss reserve maintained by Borrower during the applicable measurement period is less than the amount required under Section 10.4, and (b) the aggregate Gross Contract Payments owed with respect to Contracts which are more than 180 days contractually past due as of the last day of such measurement period and the applicable Contract has not been charged-off by Borrower.

“Fee Letter” means collectively (i) the fee letter agreement dated as of September 29, 2021, among Agent and Borrowers and (ii) the fee letter agreement dated as of September 16, 2024, among Agent and Borrowers.

“Fixed Charge Coverage Ratio” means, for any period, the ratio, determined on a consolidated basis for Parent and its Subsidiaries (including the Special Purpose Subsidiaries) during such period of (a) EBITDA to (b) Fixed Charges.

“Fixed Charges” means the sum of interest expense and cash income taxes plus scheduled principal payments on Debt, plus Capital Expenditures, plus Distributions.

“Permitted Distributions” means Distributions by (a) the Subsidiaries of Parent to Parent in an aggregate amount not greater than $50,000 per year in order to provide the funds necessary for Parent to repay its obligations under the AFI Note (“AFI Payment”) and (b) Auto Finance Investors, Inc. to the holder of its preferred stock in amount not to exceed the AFI Payment, so long as no Default or Event of Default exists immediately before and after giving effect to each such Distribution.

1.2.       Section 1.1 of the Loan Agreement shall be further amended by inserting new defined terms in their appropriate alphabetical order, each such defined term to read in its entirety as follows:

“Atlas Loan Agreement” means that certain Loan and Security Agreement dated as of July 12, 2024, by and among Car-Mart Warehouse 1, LLC, as Borrower, ACM, as Sponsor, the lenders party thereto, Deutsche Bank National Trust Company, as paying agent and securities intermediary, and Atlas Securitized Products Administration, L.P., as administrative agent for the lenders.

“Eight Amendment Effective Date” means September 16, 2024.

“Guarantor Obligations” means all (a) principal of and premium, if any, on the Revolver Loans, (b) LC Obligations and other obligations of the Borrowers, or any one of them, with respect to Letters of Credit, (c) interest, expenses, fees and other sums payable by the Borrowers, or any one of them, under the Loan Documents, (d) obligations of the Borrowers, or any one of them, under any indemnity for Claims, (e) Extraordinary Expenses of the Borrowers, or any one of them, (f) Secured Bank Product Obligations of the Borrowers, or any one of them, and (g) other Debts, obligations and liabilities of any kind owing by the Borrowers and the other Obligors pursuant to the Loan Documents, including the Guarantee of the Obligations set forth in Section to Section 14 hereof, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several; provided, that Obligations of the Guarantors shall not include its Excluded Swap Obligations.

1.3.       Section 6.3 of the Loan Agreement shall be amended and restated to read in its entirety as follows:

Section 6.3. Post-Closing Deliverables. Within fourteen (14) days after the Eight Amendment Effective Date (or such later date as may be determined by the Agent in its sole discretion), (i) the Borrowers shall deliver to the Agent evidence that Crown Delaware Investments Corp. has been dissolved and (ii) an opinion of counsel for Colonial Underwriting, Inc., an Arkansas corporation, which such opinion shall be in form and substance reasonably acceptable to the Agent.

1.4.       Section 7.1 of the Loan Agreement shall be and hereby is amended by inserting a new Section 7.1.4 immediately after Section 7.1.3 to read in its entirety as follows:

Section 7.1.4. Guarantor Grant of Security Interests. To secure the prompt payment and performance of the Guarantor Obligations, each Subsidiary of the Parent hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in, Lien upon, assignment of and right of set-off against, Parent’s right, title and interest in and to all Property and assets of Parent, including all of the following Property, whether now owned or existing or hereafter acquired or arising, and wherever located:

(a)       all Accounts;

(b)       all Chattel Paper, including electronic chattel paper;

(c)       all Commercial Tort Claims, including those shown on Schedule 9.1.16;

(d)       all Contracts;

(e)       all Deposit Accounts;

(f)       all Documents;

(g)       all General Intangibles, including Intellectual Property;

(h)       all Goods, including Inventory, Equipment and fixtures;

(i)       all Instruments;

(j)       all Investment Property;

(k)       all Letter-of-Credit Rights;

(l)       all Supporting Obligations;

(m)       all monies, whether or not in the possession or under the control of Agent, a Lender, or a bailee or Affiliate of Agent, or a Lender, including any Cash Collateral;

(n)       all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and

(o)       all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing.

1.5.       Section 8.2.5. of the Loan Agreement shall be amended and restated to read in its entirety as follows:

Section 8.2.5. Proceeds of Collateral. (a) Not later than fourteen (14) days after the Eighth Amendment Effective Date (or such later date as may be agreed upon by the Agent in its sole discretion, which such date shall be no later than thirty (30) days after the Eighth Amendment Effective Date), the Borrowers shall provide the Agent a written plan (including corresponding timeline) that reflects the steps the Borrowers will take to ensure implementation of full cash dominion (all proceeds from the Collateral be deposited directly into one or more of the Dominion Accounts) by a certain date satisfactory to Agent (such date being referred to herein as the “Transition Date”), which such plan shall be in form and substance reasonably satisfactory to the Agent, including milestones to be met to achieve the implementation of such cash dominion.

(b)       From and after the Transition Date, the applicable Obligor shall request in writing and otherwise take all necessary steps to ensure that all payments on Contracts or otherwise relating to Collateral are deposited into one or more of the Dominion Accounts.

(c)        Any time prior to Transition Date, the applicable Obligor shall request in writing and otherwise take all necessary steps to ensure that all payments on Contracts or otherwise relating to Collateral are made directly to a Collection Account, and thereafter the Obligors shall ensure that all such payments constituting Collateral are deposited into one or more of the Dominion Accounts not later than two (2) Business Days after receipt in the Collection Account.

(d)       If any Obligor or any Subsidiary receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for Agent and promptly (but in no event later than the two (2) Business Days) deposit same into the Dominion Account.

(e)       The foregoing notwithstanding, the Borrowers shall, at all times from and after September 25, 2024 (or such later date as may be extended in the Agent’s sole discretion), maintain cash on the consolidated financial statements of the Parent and its Subsidiaries of at least $10,000,000 until such time that there are no loans outstanding under the Atlas Loan Agreement.

1.6.       Section 10.1.2 of the Loan Agreement shall be amended by inserting a new clause (o) to read in its entirety as follows:

(o) contemporaneously with the delivery of, receipt of, or after obtaining knowledge of, any notice, borrowing base calculation, compliance certificate, notice of an event of default or other material report delivered pursuant to the Atlas Loan Agreement.

1.7.       Section 10.1 of the Loan Agreement shall be and hereby is amended by inserting a new Section 10.1.17 immediately after Section 10.1.16 to read in its entirety as follows:

10.1.17.       Financial Advisors.

(a)       No later than fourteen (14) days after Eighth Amendment Effective Date, the Borrowers engage a financial advisor acceptable to the Agent (“Borrowers’ Financial Advisor”) to act as a financial advisor to the Borrowers. The Borrowers shall, at their own cost and expense, maintain the Borrowers’ Financial Advisor in accordance with an engagement letter entered into among the Borrowers and the Borrowers’ Financial Advisor, which such engagement letter shall be reasonably acceptable to the Agent (the “Engagement Letter”). Within forty-five (45) days after the Eighth Amendment Effective Date, the Borrowers’ Financial Agent shall provide a report (in form and substance acceptable to the Agent) that includes (i) a review of the Obligors’ projections (including the assumptions, the variance analysis, forecasting methodology and operational factors related thereto); (ii) a sensitivity and downside analysis, to include an analysis of used car prices, recovery rate and inventory management, charge-off expectations and vintage concentrations and sales; and (iii) recommendations for improvements. The Borrowers shall take reasonable steps to cause the Borrowers’ Financial Advisor to be available for discussions with the Agent, the Lenders, the Agent’s financial advisor and their representatives from time to time.

(b)       The Agent shall have the right to engage on behalf of the Agent and the Lenders a financial advisor, selected by the Agent and acceptable to the Required Lenders, to evaluate the financial condition, operating performance, and business prospects of the Obligors and to perform such other information gathering or evaluation acts as may be reasonably requested by the Agent, and the costs and expenses of such financial advisor shall be borne by the Borrowers and constitute part of the ACM-TCM Obligations and Colonial Obligations. The Obligors shall take reasonable steps to make available to such financial advisor and its representatives such information respecting the financial condition, operating performance, and business prospects of the Obligors and their Subsidiaries as may be reasonably requested and shall make its officers, employees, and independent public accountants available with reasonable prior notice to discuss such information with such financial advisor and its representatives.

1.8.       Section 10.3.2 of the Loan Agreement shall be amended and restated to read in its entirety as follows:

Section 10.3.2. Fixed Charge Coverage Ratio. As of the last day of each month ending below, maintain a Fixed Charge Coverage Ratio, measured on a trailing twelve-month basis, of not less than the ratio set forth opposite such month:

periods ending:	Fixed Charge Coverage Ratio must not be less than:
June 1, 2024 through and including June 30, 2024	0.75 to 1.0
June 1, 2024 through and including July 31, 2024	0.85 to 1.0
June 1, 2024 through and including August 31, 2024	1.0 to 1.0
June 1, 2024 through and including September 30, 2024	0.90 to 1.0
June 1, 2024 through and including October 31, 2024	1.0 to 1.0
June 1, 2024 through and including November 30, 2024	1.0 to 1.0
June 1, 2024 through and including December 31, 2024	1.0 to 1.0
June 1, 2024 through and including January 31, 2025	0.95 to 1.0
June 1, 2024 through and including February 28, 2025	1.0 to 1.0
June 1, 2024 through and including March 31, 2025	1.0 to 1.0
June 1, 2024 through and including April 30, 2025	1.0 to 1.0
June 1, 2024 through and including May 31, 2025	1.05 to 1.0
For the twelve-month period ending June 30, 2025 and July 31, 2025	1.05 to 1.0
For the twelve-month period ending August 31, 2025 and each twelve-month period ending thereafter	1.10 to 1.0

1.9.       Section 10.3 of the Loan Agreement shall be amended by inserting a new Section 10.3.4 immediately after Section 10.3.3 to read in its entirety as follows:

Section 10.3.4. Minimum Excess Availability. The Borrowers shall, at all times after October 15, 2024, maintain Total Availability of not less than $20,000,000; provided, that the Borrowers shall maintain Total Availability of not less than $50,000,000 at all times after October 15, 2024 that the principal balance of all Revolver Loans and LC Obligations outstanding equals or exceeds $300,000,000.

1.10.       Section 10.4 of the Loan Agreement shall be amended by renumbering it to Section 10.3.5.

1.11.       Schedule 1.1 of the Loan Agreement shall be amended and restated in the form of Schedule 1.1 attached hereto.

Section 2.	Conditions Precedent.

The effectiveness of this Amendment is subject to the satisfaction of all the following conditions precedent:

2.1.       Parent, Borrowers, the New Obligor, the Agent and the Required Lenders shall have executed and delivered this Amendment.

2.2.       The Agent shall have received all fees set forth in the Fee Letter that are required to be paid in connection with this Amendment.

2.3.       The Agent shall have received the following (in form and substance acceptable to it):

(a)       copies of the New Obligor’s Organic Documents and charter documents, certified in each instance by a Senior Officer;

(b)       copies of resolutions of the New Obligor’s Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Amendment and the consummation of the transactions contemplated hereby together with specimen signatures of the persons authorized to execute such documents on the Borrower’s behalf, all certified in each instance by a Senior Officer;

(c)       copies of the certificates of good standing (dated no earlier than 30 days prior to the date hereof) for the New Obligor from the office of the secretary of the state of its incorporation or organization; and

(d)       UCC financing statements to be filed against the New Obligor, as debtor, in favor of the Agent, as secured party.

2.4.       The Agent shall have received copies (executed or certified, as may be appropriate) of all legal documents or proceedings taken in connection with the execution and delivery of this Amendment to the extent the Agent or its counsel may reasonably request.

2.5.       Legal matters incident to the execution and delivery of this Amendment shall be satisfactory to the Agent and its counsel.

Section 3.	Representations.

In order to induce the Agent and the Lenders to enter into this Amendment, each Obligor (including the New Obligor) hereby represent and warrant to the Bank that as of the date hereof:

3.1.       Authorization, Etc. The Obligors have the power and authority to execute, deliver and perform this Amendment and the other Loan Documents (if any) called for hereby. The Obligors have taken all necessary action (including, without limitation, obtaining approval of its equity holders, if necessary) to authorize its execution, delivery and performance of this Amendment and the other Loan Documents (if any) called for hereby. No consent, approval or authorization of, or declaration or filing with, any Governmental Authority, and no consent of any other Person, is required in connection with such Obligor’s execution, delivery and performance of this Amendment or such other Loan Documents, except for those already duly obtained. This Amendment and the other Loan Documents (if any) called for hereby have been duly executed and delivered by the Obligors and constitute the legal, valid and binding obligation of the Obligors, enforceable against them in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditor rights generally or by equitable principles relating to enforceability. The execution, delivery and performance of this Amendment and the other Loan Documents (if any) called for hereby by the relevant Obligors does not (i) contravene with the terms of any Obligor’s Organic Documents; (ii) conflict with or constitute a violation or breach of, or constitutes a default under, or results in the creation or imposition of any Lien (other than pursuant to the Security Documents) upon the Property of any Obligor by reason of the terms of any material contractual obligation (including without limitation contractual obligations arising from any material agreements to which any Obligor is a party or which is binding upon it); or (iii) violate any requirement of law in any material respect.

3.2.       Representations and Warranties. After giving effect to this Amendment, the representations and warranties set forth in Section 9 of the Loan Agreement and in the other Loan Documents are and shall be and remain true and correct.

3.3.       No Default. No Default or Event of Default exists under the Loan Agreement or shall result after giving effect to this Amendment. No Regulatory Event shall have occurred and be continuing.

3.4.       No Material Adverse Effect. Since December 31, 2023, no Material Adverse Effect has occurred.

Section 4.	Reaffirmations.

4.1.       Collateral. The Obligors (including the New Obligor) heretofore executed and delivered to the Agent the Security Documents. The Obligors (including the New Obligor) hereby acknowledge and agree that the Liens created and provided for by the Security Documents continue to secure, among other things, the Obligations arising under the Amended Loan Agreement; and the Security Documents and the rights and remedies of the Agent thereunder, the obligations of the Obligors (including the New Obligor) thereunder, and the Liens created and provided for thereunder remain in full force and effect and shall not be affected, impaired or discharged hereby. Nothing herein contained shall in any manner affect or impair the priority of the Liens created and provided for by the Security Documents as to the indebtedness which would be secured thereby prior to giving effect to this Amendment.

4.2.       Guaranties. Each Guarantor hereby acknowledges that it has reviewed the terms and provisions of this Amendment and consents to any modification of the Loan Agreement and the other Loan Documents effected pursuant to this Amendment. Each Guarantor hereby confirms to the Agent and the Lenders that, after giving effect to this Amendment, the Guaranty of such Guarantor and each other Loan Document to which such Guarantor is a party continues in full force and effect and is the legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with their terms except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability. Each Guarantor acknowledges and agrees that (a) notwithstanding the conditions to effectiveness set forth in this Amendment, such Guarantor is not required by the terms of the Loan Agreement or any other Loan Document to consent to the waivers or modifications to the Loan Agreement effected pursuant to this Amendment and (b) nothing in the Amended Loan Agreement, this Amendment or any other Loan Document shall be deemed to require the consent of such Guarantor to any future waivers or modifications to the Amended Loan Agreement.

Section 5. Joinder.

The New Obligor hereby elects to be a “Guarantor” and an “Obligor” for all purposes of the Loan Agreement, effective from the Eighth Amendment Effective Date. The New Obligor confirms that it shall comply with each of the covenants set forth in the Loan Agreement and the Loan Documents applicable to it. Without limiting the generality of the foregoing, the New Obligor hereby agrees to perform all the obligations of a Guarantor under, and to be bound in all respects by the terms of, the Loan Agreement, including without limitation Section 14 thereof, to the same extent and with the same force and effect as if the undersigned were a signatory party thereto. Without limiting anything contained herein, in order to secure payment of the Guarantor Obligations, whether now existing or hereafter arising, the Additional Guarantor does hereby grant to the Agent, for the benefit of the Secured Parties, and hereby agrees that the Agent has and shall continue to have a continuing lien on and security interest in, among other things, all of the assets of the Additional Guarantor described in Section 7.1.4. of the Loan Agreement, each and all of such granting clauses set forth in the Loan Agreement being incorporated herein by reference with the same force and effect as if set forth herein in their entirety. Nothing contained herein shall in any manner impair the priority of the liens and security interests heretofore granted in favor of the Agent under the Loan Agreement.

Section 6. Miscellaneous.

6.1.       Except as specifically amended herein, the Loan Agreement shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in the Loan Agreement, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Loan Agreement, any reference in any of such items to the Loan Agreement being sufficient to refer to the Amended Loan Agreement. This Amendment is not a novation nor is it to be construed as a release, waiver or modification of any of the terms, conditions, representations, warranties, covenants, rights or remedies set forth in the Loan Agreement or the other Loan Documents, except as specifically set forth herein. Without limiting the foregoing, the Obligors agree to comply with all of the terms, conditions, and provisions of the Amended Loan Agreement and the other Loan Documents except to the extent such compliance is irreconcilably inconsistent with the express provisions of this Amendment.

6.2.       The Borrowers agree to pay on demand all reasonable out-of-pocket costs and expenses of or incurred by the Agent in connection with the negotiation, preparation, execution and delivery of this Amendment and the other instruments and documents being executed and delivered in connection herewith and the transactions contemplated hereby, including the reasonable fees, charges and disbursements of counsel for the Agent.

6.3.       Release.

(a)        For value received, including without limitation, the agreements of the Lenders in this Agreement, each Obligor, on behalf of itself and its successors and assigns, and its current and former shareholders, members, parents, subsidiaries, divisions, affiliates, directors, officers, employees, agents, attorneys, advisors, consultants, and other representatives (collectively, the “Releasing Parties”), hereby absolutely, unconditionally, and irrevocably releases and forever discharges the Agent and the Lenders, and their current and former shareholders, members, parents, subsidiaries, divisions, affiliates, directors, officers, employees, agents, attorneys, advisors, consultants, and other representatives (collectively, the “Released Parties”) of and from any and all claims (including, without limitation, all counterclaims, crossclaims, defenses, rights of set-off and recoupment), actions, causes of action, acts and omissions, controversies, demands, suits, and other liabilities (collectively, the “Claims”) of every kind or nature whatsoever, both in law and in equity, known or unknown, which any Releasing Party has or ever had against the Released Parties prior to, through, and including this date, including, without limitation, Claims arising out of the existing financing arrangements between the Borrower(s) and the Lenders and any Claim of breach of the duty of good faith and fair dealing based on, among other things, the Released Parties’ exercise of discretion under the Loan Documents. The Loan Parties hereby represent and warrant that, on behalf of themselves and their successors, assigns and legal representatives, they have not sold, conveyed, assigned, pledged, hypothecated, or otherwise encumbered all or any part of the Claims released in this Section. The Loan Parties hereby acknowledge and agree that, on behalf of themselves and their successors, assigns and legal representatives, the Released Parties have at all times acted in good faith with regard to the consummation and administration of the Loan Documents. Each Obligor acknowledges and agrees that, as of the date hereof, it does not have any Claim against the Released Parties, each of which such Obligor, on behalf of itself and its successors, assigns and legal representatives, hereby expressly waives. Each Obligor hereby confirms that the foregoing waiver and release is an informed waiver and release and is being freely given.

(b)        Each Obligor further agrees, on behalf of itself and its successors, assigns, and legal representatives, not to commence, institute, or prosecute any lawsuit, action or other proceeding, whether judicial, administrative or otherwise, to collect or enforce any Claim. If any Obligor or any of its successors, assigns, or legal representatives violates the foregoing covenant, the Obligors hereby agree, on behalf of themselves and their successors and assigns, to jointly and severally pay, in addition to any damages as any Released Party may sustain as a result of such violation, all attorneys fees and costs incurred by any Released party as a result of such violation.

6.4.       This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or in electronic (e.g., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of Amendment. The provisions contained in Sections 15.14 (Governing Law); 15.15 (Consent to Forum; Judicial Reference) and 15.16 (Waivers) of the Loan Agreement are incorporated herein by reference to the same extent as if reproduced herein in their entirety, except with reference to this Amendment rather than the Loan Agreement.

[Remainder Left Intentionally Blank]

In Witness Whereof, the parties have executed this Amendment under seal on the date first written above.

Borrowers:
Colonial Auto Finance, Inc., an Arkansas corporation

By:	/s/ Vickie D. Judy
	Name:	Vickie D. Judy
	Title:	Secretary & Treasurer

America’s Car Mart, Inc., an Arkansas corporation

By:	/s/ Vickie D. Judy
	Name:	Vickie D. Judy
	Title:	VP, Secretary & Treasurer

Texas Car Mart, Inc., a Texas corporation

By:	/s/ Vickie D. Judy
	Name:	Vickie D. Judy
	Title:	VP, Secretary & Treasurer

Parent:

America’s Car Mart, Inc., a Texas corporation

By:	/s/ Vickie D. Judy
	Name:	Vickie D. Judy
	Title:	CFO

[Signature Page to Amendment - ACM]

New Obligor

Colonial Underwriting,, Inc., an Arkansas corporation

By:	/s/ Vickie D. Judy
	Name:	Vickie D. Judy
	Title:	Secretary & Treasurer

[Signature Page to Amendment - ACM]

Agent and lenders:

BMO BANK N.A., as Agent and a Lender

By:	/s/ Guadalupe Marquez
	Name:	Guadalupe Marquez
	Title:	Managing Director

[Signature Page to Amendment - ACM]

COMMERCE BANK, as a Lender

By:	/s/ Stephen Hawf
	Name:	Stephen Hawf
	Title:	Vice President

[Signature Page to Amendment - ACM]

First Horizon Bank, as a Lender

By:	/s/ Mike Smith
	Name:	Mike Smith
	Title:	Vice President

[Signature Page to Amendment - ACM]

BOKF, NA d/b/a BOK Financial, as a Lender

By:	/s/ Christopher Schaechtel
	Name:	Christopher Schaechtel
	Title:	SVP AR Mkt President

[Signature Page to Amendment - ACM]

MUFG BANK, LTD., as a Lender

By:	/s/ Erick Moore
	Name:	Erick Moore
	Title:	Vice President

[Signature Page to Amendment - ACM]

AXOS BANK, as a Lender

By:	/s/ Marion Bahner
	Name:	Marion Bahner
	Title:	FVP, CL Transaction Operations Manager

[Signature Page to Amendment - ACM]

Schedule 1.1

Revolver Commitments of Lenders

Lender	Colonial Revolver Commitment	ACM-TCM Revolver Commitment	Total Revolver Commitment
BMO Bank N.A.	$75,058,823.53	$7,764,705.88	$82,823,529.41
Axos Bank	$71,647,058.82	$7,411,764.71	$79,058,823.53
BOKF, NA d/b/a BOK Financial	$46,911,764.70	$4,852,941.18	$51,764,705.88
MUFG Bank, Ltd.	$40,941,176.47	$4,235,294.12	$45,176,470.59
First Horizon Bank	$21,323,529.42	$2,205,882.35	$23,529,411.76
Commerce Bank	$21,323,529.42	$2,205,882.35	$23,529,411.76
Arvest Bank	$12,794,117.65	$1,323,529.41	$14,117,647.06
Total	$290,000,000.00	$30,000,000.00	$320,000,000.00